Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

November 21, 2018

PJT Partners Inc.

280 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to PJT Partners Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 filed the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the selling stockholders (the “Selling Stockholders”) named in the prospectus included in the Registration Statement, from time to time, of up to 1,420,807 shares of Class A common stock, par value $0.01 per share, of the Company, including (i) 1,348,357 shares of Class A common stock that are issued and outstanding as of the date hereof (the “Outstanding Shares”) and (ii) 72,450 shares of Class A common stock of the Company that may be issued from time to time upon the exchange (the “Exchange Shares,” and together with the Outstanding Shares, the “Shares”) of an equal number of partnership units (the “Units”) of PJT Partners Holdings LP, pursuant to the terms of the Exchange Agreement among the Company and PJT Partners Holdings LP and the holder of Units from time to time party thereto (the “Exchange Agreement”) and the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Exchange Agreement and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

November 21, 2018 Page 2

We have also assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will at all relevant times comply with all applicable laws, (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Exchange Shares will be issued, offered and sold and all Outstanding Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement, instrument or document with respect to any Shares will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, and (vi) any Shares issuable upon conversion, exercise or exchange of any Shares being offered or issued will be duly authorized and, if appropriate, reserved for issuance upon such conversion, exercise or exchange.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and non-assessable and (ii) the Exchange Shares, when issued upon exchange of Units in accordance with the Exchange Agreement and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP